UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 18, 2012

Ameristar Casinos, Inc.

(Exact name of registrant as specified in its charter)

Commission File No. 000-22494

Nevada	88-0304799
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3773 Howard Hughes Parkway, Suite 490S, Las Vegas, NV 89169

(Address of principal executive offices)              (Zip Code)

(702) 567-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

On July 16, 2012, Ameristar Casinos, Inc. (“ACI”), through a wholly owned subsidiary, completed the acquisition of all of the membership interests of Creative Casinos of Louisiana, L.L.C. (“CCL”) from Creative Casinos, LLC.  On July 18, 2012, CCL entered into a Ground Lease Agreement (the “Lease”) with the Lake Charles Harbor & Terminal District (the “District”).   Pursuant to the Lease, the District is leasing to CCL a site of approximately 242 acres in Lake Charles, Louisiana on which CCL will develop, construct and operate a riverboat casino and a hotel and other resort facilities (the “Resort”).  CCL is required to construct such improvements at the Resort as were presented to and approved by the Louisiana Gaming Control Board, including the gaming vessel, support facilities with restaurant and retail space, hotel facilities with at least 700 guest rooms, including not less than 630 main rooms and 70 VIP suites, a swimming pool, a pleasure craft docking facility, an 18-hole golf course, a spa, tennis courts, croquet and falconry facilities and not less than 3,000 parking spaces, at least 1,000 of which shall be in a parking garage and the balance of which shall be on surface parking lots (collectively, the “Improvements”).  CCL is required to complete construction of the Improvements within 24 months after commencement of construction, except for delays caused by certain events beyond the reasonable control of CCL.

The initial term of the Lease expires 10 years following the date on which CCL commences gaming activity at the Resort.  Thereafter, CCL has the option to extend the Lease for up to six additional 10-year terms.  Prior to the commencement of gaming activity, CCL will pay the District rent of $655,560 per year, payable monthly in advance.  During the first five years following the commencement of gaming activity, the base rent will be $1,311,120 per year, payable annually in advance.  Thereafter, during the remainder of the initial term and any option terms, base rent for each year will be subject to increase based on the annual increase in the consumer price index, not to exceed 5% per year.  In addition to the base rent, upon the commencement of gaming activity, CCL will pay monthly rent (the “Additional Rent”) equal to 16.667% of 4.2% of the greater of (i) the Net Gaming Proceeds (as defined in La R.S. 27:44(15)) of the casino for such month or (ii) $20,000,000.  Payment of the Additional Rent may be satisfied by payments received by the District under the Head Tax Sharing Agreement among the District, the City of Lake Charles, Louisiana, the Calcasieu Parish Police Jury and CCL, provided that the obligation of CCL to pay the Additional Rent as set forth in the Lease shall supersede and remain in effect despite any provision in the Head Tax Sharing Agreement or any other agreement which has been or may be entered into by CCL or the District with the Calcasieu Parish Police Jury or the City of Lake Charles.  The Lease is a net lease, and CCL is responsible for the payment of all utility charges, operating costs, real and personal property taxes and assessments on the Improvements and other governmental charges levied upon or payable in respect of the Improvements.

The performance of CCL’s obligations under the Lease is secured by a deposit of $5,000,000 (the “Deposit”) placed by CCL in a separate bank account pursuant to a Ground Lease Escrow Agreement between CCL and the District.  Monthly rent due for the period prior to the commencement of gaming activity will be paid from the Deposit account.  Subject to the notice and cure provisions of the Lease, if CCL fails to perform any of its obligations under the Lease, the District may apply the Deposit to satisfy such obligations.  Upon the commencement of gaming activity, any balance remaining in the Deposit account will be disbursed to CCL.  ACI has guaranteed the performance of CCL’s obligations under the Lease (the “Guaranty”).  The Guaranty will be effective until 30 days following the commencement of gaming activity, at which time ACI will be discharged from liability under the Guaranty except to the extent that any claim by the District against CCL that arose prior to such time remains outstanding and unsatisfied.

The foregoing description is not complete and is qualified in its entirety by reference to the Lease, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.       Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

10.1	Ground Lease Agreement, dated as of July 18, 2012, between CCL and the District (without Exhibit 1-A)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ameristar Casinos, Inc.
(Registrant)

Date: July 20, 2012	By:	/s/ Peter C. Walsh
Peter C. Walsh
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Ground Lease Agreement, dated as of July 18, 2012, between CCL and the District (without Exhibit 1-A)